Exhibit 99.1

Iteris Reports Preliminary Summary Unaudited Financial Results
for First Quarter of Fiscal 2015

SANTA ANA, Calif. — August 20, 2014 — Iteris, Inc. (NYSE MKT: ITI), a leader in providing intelligent traffic management information solutions, today reported the following summary of unaudited condensed consolidated financial information for its first fiscal quarter ended June 30, 2014. Such information is being reported on a preliminary basis to provide investors with insight into the company’s quarterly performance pending the completion of the review of its financial statements for the first fiscal quarter of 2015.

Iteris, Inc. Summary Consolidated Financial Data (Amounts in thousands)	Quarter Ended June 30, 2014 Range
(unaudited estimates)
Total Revenues	$17,500 – $18,200
Net (Loss) Income	$(600) – $100

As of June 30, 2014
(unaudited estimates)
Cash and Cash Equivalents	$21,500
Total Assets	$69,400 - $70,400
Total Liabilities	$12,700 - $13,700
Total Stockholders’ Equity	$57,000 - $57,700

The foregoing estimates are unaudited and have not been reviewed by Iteris’ independent accountants, and they are subject to change pending completion of the company’s first quarter fiscal 2015 review.

On August 15, 2014, the company filed a Form 12b-25 (NT 10-Q) Notification of Late Filing with the U.S. Securities and Exchange Commission (“SEC”) indicating a delay in filing the company’s Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2014 (the “Form 10-Q”), which delay was primarily due to the additional time that is necessary to complete the fiscal 2014 audit, and the cascading impact on the review of its financial statements for the first fiscal quarter of 2015.

On August 18, 2014, the company received a letter from the NYSE MKT LLC (the “Exchange”) indicating that the Exchange has determined that the company is not in compliance with Sections 134 and 1101 of the Exchange’s Company Guide due to the company’s inability to file the Form 10-Q with the SEC by the requisite deadline. The company received a similar letter from the Exchange dated July 17, 2014, determining that the delay in the company’s filing of its Annual Report on Form 10-K for the fiscal year ended March 31, 2014 (“fiscal 2014”) resulted in the company’s noncompliance with the same Sections of the Exchange’s Company Guide.

The company previously submitted a compliance plan to the Exchange detailing the action the company intends to take to regain compliance with the continued listing standards of the Exchange. The compliance plan was accepted by the Exchange, and due to the similar nature of the deficiencies in the current letter from the Exchange and the initial letter from the Exchange, the Exchange is not requiring the company to resubmit another compliance plan; however, if the company does not (i) file Form 10-K with the SEC by October 15, 2014, (ii) file the Form 10-Q by November 14, 2014, or (iii) make progress consistent with its compliance plan, then the Exchange will initiate delisting proceedings as it deems appropriate.

As previously announced, the company is continuing to work with its auditors to complete its fiscal 2014 audit and anticipates filing both the 10-K and 10-Q in advance of the October 15 deadline in the compliance plan.

Abbas Mohaddes, the company’s CEO noted, “We believe we are nearing the completion of our fiscal 2014 audit and plan to work diligently to complete such audit and our first quarter review as soon as possible. In the interim, our business continues to demonstrate strength with another quarter of cash growth and higher revenues, particularly in our Roadway Sensors business, which posted record revenues in the first quarter of fiscal 2015. We have also made significant progress in terms of R&D and partnerships within iPerform, and we have continued to expand our backlog in our Transportation Systems business.”

About Iteris, Inc.

Iteris, Inc. (NYSE MKT: ITI) is a leader in providing intelligent information solutions to the traffic management market. The company is focused on the development and application of advanced technologies and software-based information systems that reduce traffic congestion, provide measurement, management, and predictive traffic and weather analytics, and improve the safety of surface transportation systems. By combining its unique IP, products, decades of expertise in traffic management, hyper-local weather solutions and information technologies, Iteris offers a broad range of Intelligent Transportation System (“ITS”) solutions to customers in the United States and internationally. The firm is headquartered in Santa Ana, California, with offices nationwide and in the Middle East. For more information, please call 1-888-329-4483 or visit www.iteris.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release may contain forward-looking statements, which speak only as of the date hereof and are based upon our current expectations and the information available to us at this time. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “can,” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the company’s estimated operating results, financial condition and future prospects, and our ability to complete the fiscal 2014 audit, the first fiscal quarter review and file the Form 10-K and Form 10-Q on a timely basis. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict, and actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, the ability of our auditors to complete the fiscal 2014 audit and first fiscal quarter 2015 review on a timely basis;

unanticipated audit adjustments, management’s ability to adequately respond to any follow-up inquiries of our auditor; the completion of any additional procedures and/or testing required by our auditors; federal, state, and local government budgetary issues, constraints and delays; our ability to further expand our revenues and introduce and gain broad acceptance for new and recently introduced technologies, products or services; the impact of competition; and the general economic and political conditions and specific conditions in the markets we address.  Further information on Iteris, Inc., including additional risk factors that may affect our forward-looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

Investor Relations

Liolios Group, Inc.

Scott Liolios or Cody Slach

Tel 949-574-3860

ITI@liolios.com